Exhibit 99.1

Legacy Housing Corporation Reports Second Quarter 2021 Financial Results

BEDFORD, Texas, August 9, 2021 (GLOBE NEWSWIRE) -- Legacy Housing Corporation (NASDAQ: LEGH) today announced its financial results for the second quarter ended June 30, 2021.

Financial Highlights:

●	Revenue was $48.6 million, an increase of 5.6% from 2020 Q2 record revenue of $46.0 million.
●	Earnings were $12.4 million, an increase of 23.8% from 2020 Q2 strong earnings of $10.0 million.
●	Per-share earnings were $.51, an increase of 24.4% from 2020 Q2 per-share earnings of $.41.
●	Per-share book value was $11.59, an increase of 17.1% from 2020 Q2 per-share book value of $9.90.
●	Increases in revenue, earnings, and book value were all achieved solely from organic growth.

Curtis D. Hodgson, Executive Chairman of the Board, commented, “This was the most profitable quarter in our history. Maybe lady luck has been on our side. We have suffered no setbacks from Covid, and we have continuously produced without interruption.  Our earnings have improved each and every quarter, notably both last year and this year. Our management team handles shortages every day. Our production rates are improving. Our backlog is solid. And our customers continue to be loyal. This quarter, we will be breaking ground on our large development southeast of Austin and, as well, we are making steady progress on several other significant development projects. All is good.”

This shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $140,000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Investor Inquiries:

Shane Allred, Director of Financial Reporting, (817) 799-4903
investors@legacyhousingcorp.com

or

Media Inquiries:

Kira Hovancik, (817) 799-4905

pr@legacyhousingcorp.com